SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 29, 2007	Commission file number 0-9032

SONESTA INTERNATIONAL HOTELS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York
(State or Other Jurisdiction)

13-5648107
(I.R.S. Employer Identification No.)

116 Huntington Avenue, Boston, MA 02116
(Address of principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code): 617-421-5400

Not Applicable
(Former name, former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: ENTRY INTO A MATERIAL DEFINITIVE AGREEEMENT

Sonesta International Hotels Corporation (the “Company”) signed agreements to acquire Chateau Sonesta Hotel, in New Orleans, in late February 2007. These agreements were conditioned on a limited partner of the seller approving the transaction. This condition was satisfied on March 27, 2007 and the purchase and sale agreement became effective on the same date. The transaction is expected to close within 60 days.

The 250-room, full service hotel is located at the corner of Iberville and Dauphine streets in New Orleans’ French Quarter. Sonesta has operated the Hotel under a management agreement with the seller since it opened in April 1995.

The purchase price for the property is estimated at approximately $18 Million. This estimated price includes assumption of an existing first mortgage loan with a principal balance of approximately $13.4 million, payment of outstanding obligations under that loan, and payment of outstanding rent obligations. The purchase price also includes advances made by the Company to the Hotel which will not be repaid, and the hotel’s working capital. Following its acquisition of the Hotel, the Company intends to invest additional funds to renovate and upgrade the property.

As part of the transaction, the Company will assume a ground lease with the Canal Street Development Corporation (“CSDC”) and other ground leases comprising the Hotel. Current annual fixed rent payments due under these leases are approximately $500,000.

The parties’ agreements are subject to approvals from the ground lessors, and other customary closing conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

SONESTA INTERNATIONAL HOTELS CORPORATION

By: /S/ Boy van Riel
Boy van Riel
Vice President and Treasurer

(Authorized to sign on behalf of the Registrant as Principal Financial Officer)

March 29, 2007